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                                                                   Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made as of the 26th day of February, 1999, by and between Orius Corp., a Delaware corporation ("Corporation"), and William J. Mercurio ("Employee").

                                R E C I T A L S:

         WHEREAS, Executive and North American Tel-Com Group, Inc., a Florida corporation ("North American"), are parties to that certain Amended Employment Agreement, dated March 31, 1998;

         WHEREAS, on the date of this Agreement, North American will effect a corporate reorganization (the "Reorganization") pursuant to which North American will become an operating subsidiary of the Corporation;

         WHEREAS, in connection with the Reorganization, the Parties desire to terminate the existing Amended Employment Agreement between Executive and North American; and

         WHEREAS, in connection with the Reorganization, the Corporation, through its Board of Directors, desires to retain the services of Executive, and Executive desires to be retained by the Corporation, on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

         For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT.

         During his employment hereunder, Employee will serve as the President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation. Employee shall have general and active charge of the business and affairs of the Corporation and, in such capacity, shall have responsibility for the day-to-day operations of the Corporation, subject to the authority and control of the Board of Directors of the Corporation. The Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Corporation. Such duties shall be provided principally in metropolitan West Palm Beach, Florida and at such other place(s) as the needs, business, or opportunities of the Corporation may require from time to time.



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         2. TERM.

         The term of this Agreement shall commence as of February 26, 1999 (the "Effective Date") and shall continue until February 28, 2003 unless sooner terminated as provided herein.

         3. COMPENSATION.

                  a. BASE SALARY.

                           (i) The Corporation will pay to Employee for
services to be rendered by Employee, an annual base salary of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00)(the "Base Salary").

                           (ii) The Base Salary shall be adjusted as of each
March 1, during the term of this Agreement, beginning March 1, 2000, to reflect the increase, if any, that occurred in the Revised Consumer Price Index, U.S. City Average (1984 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the "Price Index") (or, if publication of such Price Index is terminated, any substantially equivalent successor thereto). Annual adjustments shall be made by determining the percentage increase in the Price Index over the previous twelve-month period ending December 31. This percentage shall be applied to the then-existing Base Salary to determine the dollar amount of the annual Base Salary increase; provided, however, that if the percentage increase in the Price Index for a twelve month period is less than five percent (5%), the annual base salary shall be increased five percent (5%) for the corresponding year. The Employee's annual base salary, including adjustments made pursuant to the above formula, is referred to hereinafter as "Base Salary." The Base Salary will be payable in installments at such periodic intervals as the Corporation pays its other employees but not less than on a monthly basis.

                           (iii) Notwithstanding the foregoing, the Board of
Directors may, in its sole discretion, during the term of this Agreement, increase Employee's Base Salary in an amount greater than his Base Salary would otherwise be adjusted in accordance with Section 3(a)(i) hereof.

                  b. BONUSES. In addition to payments made to Employee pursuant to Section 3(a) hereof, the Corporation, in its sole and absolute discretion, may pay bonuses to Employee from time to time.

         4. EXPENSE REIMBURSEMENTS.

         Employee shall receive an annual automobile allowance equal to NINE THOUSAND DOLLARS ($9,000.00) which (i) may be applied by the Corporation toward the leasing of an automobile by the Corporation for Employee or (ii) may be given directly to Employee to reimburse Employee for the purchase or leasing of an automobile, as the parties hereto may agree. In addition to the foregoing, upon the approval of the Board of Directors, the



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Corporation shall pay the following expenses incurred by Employee on behalf of the Corporation: travel, transportation, business organization dues, licenses, membership dues for professional organizations, and reasonable business promotional expense.

         5. HEALTH INSURANCE AND OTHER PLANS.

         Employee shall be entitled to participate in the Corporation's health insurance and other employee benefit and welfare plans and to receive reasonable fringe benefits in accordance with his position as President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation as may be determined by the parties hereto from time to time. Notwithstanding the foregoing, the Corporation shall at all times provide the Employee with disability insurance and life insurance on the Employee's life in an amount not less than $1 million.

         6. DEDUCTIONS.

         Deductions may be made by the Corporation from all payments to Employee for social security, Federal withholding taxes, and any other taxes and deductions as may from time to time be required by law.

         7. TERMINATION.

                  a. FOR CAUSE. The Corporation may terminate this Agreement "For Cause" (as hereinafter defined). In the event termination is For Cause, the Employee shall only be entitled to accrued and unpaid installments of Base Salary up to the date of termination. For purposes of this Agreement, "For Cause" shall mean a basis for the Corporation to terminate this Agreement, as determined by the Board of Directors of the Corporation in its reasonable discretion, due to (i) the conviction of the Employee, by a court of competent jurisdiction, of a felony, (ii) the Employee engaging in any material act of dishonesty, disloyalty, and/or fraud which is intended to, and does, result in a material personal benefit to the Employee, (iii) the material breach by the Employee of any provision of this Agreement or (iv) failure to appropriately respond to instructions from the Board of Directors. Notwithstanding the foregoing, the Corporation shall not terminate this Agreement pursuant to this
Section 7(a) unless the Corporation provides Employee with no fewer than thirty
(30) days prior written notice ("Notice") of its decision to terminate this Agreement "For Cause." Such notice shall detail the basis for such termination. Following receipt of such notice, Employee shall have the right to request in writing within ten (10) days the opportunity to address a duly convened meeting of the Board of Directors and attempt to refute the basis of his termination ("Appeal"). If Employee requests an Appeal, Employee shall not be terminated pursuant to this Section 7(a) until such time as the Board of Directors has met to consider Employee's Appeal. Following an Appeal, the Board of Directors shall, in its sole discretion, determine whether to terminate Employee For Cause.

                  b. TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement or the employment of the Employee



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hereunder is terminated by the Corporation other than (i) For Cause or (ii)
pursuant to Sections 7(d) or 7(e) hereof, then the Corporation shall pay Employee for a period of two (2) years following the date of termination (the "Noncompetition Period"), Employee's Base Salary, calculated in accordance with
Section 3(a) hereof, at Employee's sole option, either in lump sum within thirty (30) days following the date of termination or in installments at such periodic intervals as the Corporation customarily pays its current employees (but at least monthly). In addition to the foregoing, Employee shall have the right to exercise all options and warrants granted to Employee by the Corporation for the greater of (i) the Noncompetition Period or (ii) with respect to each option or warrant, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options or warrants.

                  c. GOOD REASON. Employee may terminate this Agreement with Good Reason. "Good Reason" means:

                           (1) Without Employee's express written consent, the assignment to Employee of duties materially inconsistent with Employee's positions with the Corporation as set forth in this Agreement (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1; or

                           (2) A material breach of the provisions of this Agreement by the Corporation (except those set forth in Section 3(a)) and Employee provides at least 15 days' prior written notice to at least two members of the Corporation's Board of Directors (other than Employee) of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period); or

                           (3) The failure of the Corporation to comply with the provisions of Paragraph 3(a) for an uninterrupted thirty (30) day period; or

                           (4) Notwithstanding anything to the contrary in this Agreement, the requirement that Employee perform his duties to the Corporation at a location greater than twenty-five (25) miles from West Palm Beach, Florida for a period exceeding thirty (30) continuous days during any twelve month period.

                  d. DISABILITY. Employee's employment hereunder may be terminated by the Corporation for disability. In such event, Employee shall be paid an additional six months of Base Salary and shall be entitled to continue participation, at the Corporation's expense, in the Corporation's health insurance and other benefit plans that Employee participated in under Section 5 hereof. In addition, the noncompetition and nonsolicitation provisions of Paragraphs 10(b) and 10(c) hereof shall continue to apply to Employee for a period of one year from the date of termination. For purposes of this Agreement, "disability" is defined to mean that, as a result of Employee's incapacity due to physical or mental illness:



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                           (1) Employee shall have been absent from his duties
         as an officer of the Corporation on a substantially full-time basis for four (4) consecutive months; and

                           (2) Within thirty (30) days after the Corporation notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer of the Corporation on a full-time basis.

                  e. DEATH. If the death of Employee shall occur during the term hereof, this Agreement shall terminate, without notice, and Employee's estate shall be entitled to the accrued Base Salary installments up to the date of death. All health insurance and other benefit plans that Employee participated in under Section 5 hereof shall continue for the benefit of his dependents who were covered under such plans for a period of one year after Employee's death at the Corporation's expense.

                  f. ELECTION TO TERMINATE. The Employee may terminate this Agreement, at Employee's election, upon ninety (90) days prior written notice to the Corporation. In such event, Employee shall only be paid Base Salary installments up to the date of termination.

         8. VACATION TIME AND DAYS OFF.

         Employee shall be entitled to such reasonable paid vacation time and paid and unpaid sick days and personal days, as may be agreed to by the parties hereto from time to time; provided, however, that Employee shall be entitled to at least four (4) weeks paid vacation during each year of the term of this Agreement, shall be entitled to carry forward not more than two (2) unused vacation weeks from one year to the next and shall not take more than three (3) weeks consecutive vacation at any time.

         9. CONFIDENTIAL INFORMATION.

         Executive recognizes and acknowledges that he will have access to certain confidential information of the Corporation and of corporations with whom the Corporation does business, and that such information constitutes valuable, special and unique property of the Corporation and such other corporations. For the period of time which is the greater of (i) the fourth anniversary of the date hereof or (ii) one year after the Executive is no longer employed by the Corporation ("Confidentiality Period"), Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, product designs or specifications, manufacturing processes, "know-how," prices, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Corporation, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Corporation, but held by Executive, concerning any information relating to the Corporation's business, whether confidential or not, are the property of the Corporation and will be promptly delivered to it upon



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Executive's leaving the employ of the Corporation. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Corporation, to the extent such standard forms are not materially more restrictive than the provisions of this Agreement.

         10. NON-SOLICITATION.

         At all times during the term of this Agreement, and thereafter during his period of non-competition, Executive shall not, directly or indirectly, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers, employees, agents, consultants, customers or supplies of the Corporation to terminate their employment, or other relationship, with or compete against the Corporation or any future subsidiaries, parents or affiliates of the Corporation in the cable industry (the "Business").

         11. NON-COMPETITION. Executive acknowledges that his services and responsibilities are unique in character and are of particular significance to the Corporation, that the Corporation engages in a competitive business with a national market and that Executive's continued and exclusive service to the Corporation under this Agreement is of a high degree of importance to the Corporation. Therefore, for the period of time which is the greater of (i) the fourth anniversary of the date hereof or (ii) one year after the Executive is no longer employed by the Corporation (the "Noncompete Period"), Executive shall not, directly or indirectly, engage in the Business, or in any other business which, at the time of Executive's termination, the Corporation is actively engaged in, except as an employee or agent of the Corporation, and shall not, directly or indirectly, as owner, partner, joint venturer, employee, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than three percent (3%) of the issued and outstanding capital stock of such entity if such stock is publicly traded) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Business, and which operates anywhere in the United States where the Corporation is doing or has done business within the prior three (3) years. In the event Executive is terminated by the Corporation without Cause prior to the expiration of the term of this Agreement, the Noncompete Period shall be modified such that it expires on the date of such involuntary termination.

         12. RESTRICTIVE COVENANTS.

                  (a) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in Paragraphs 10, 11, or 12 hereof, then such unenforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Corporation should bring any legal action or other proceeding against Executive for enforcement of this Agreement, the calculation of the Noncompete Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution including all appeals, if any, of such legal action or other proceeding unless the Corporation is receiving the practical benefits of this Paragraph 9 during such time.



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                  (b) Executive hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the Corporation's reasonable protection and is a material inducement to the Corporation to enter into this Agreement. Executive hereby agrees that in the event of the violation by him of any of the provisions of this Agreement, the Corporation will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. The prevailing party in any litigation brought to enforce the restrictive provisions contained in this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorneys' fees and expenses incurred in connection with such litigation.

                  (c) Notwithstanding anything to the contrary contained herein, in the event that Executive engages in any material conduct prohibited by Paragraphs 10, 11, or 12 hereof for any reason whatsoever, Executive shall not receive any of the severance benefits he otherwise would be entitled to receive pursuant to Paragraph 9 hereof.

         13. REMEDIES. The Executive acknowledges that the Corporation would be irreparably injured by a violation of Paragraphs 10, 11 or 12 and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of Paragraphs 10, 11 or 12 any other appropriate remedy, without bond or other security being required. The Executive understands and acknowledges that his failure to provide services to the Corporation in accordance with the terms of this Agreement will result in financial injury to the Corporation, and the Corporation will be entitled to damages for any such failure arising from reasons entirely or partly within Executive's control.

         14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

         IF TO THE EXECUTIVE: To the address set forth below his signature on the signature page hereof.

         IF TO THE CORPORATION:
         ----------------------

         Orius Corp.
         1401 Forum Way, Suite 400
         West Palm Beach, Florida 33401

         15. REPURCHASE PROVISIONS

                  (a) Prior to a Qualified Public Offering (as that term is defined in that certain Stockholders' Agreement of the Corporation dated of even date herewith), in the event the Executive is either terminated for Cause (as defined in Section 7(a) of the Agreement) or resigns from employment with the Corporation ("Repurchase Termination"), all of the Executive's



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shares of common stock of the Corporation, whether held by Executive or transferred by Executive to one or more transferees (collectively, the "Executive Stock") shall be subject to repurchase by the Corporation as set forth in this Paragraph 16 (the "Repurchase Option").

                  (b) Following any Repurchase Termination the Corporation shall have the right, but not the obligation, to purchase all, but not less than all of the Executive Stock for the following amounts: from March 1, 1999 through February 28, 2000, fifty percent (50%) of the book value of such securities; after March 1, 2000, the book value of such securities.

                  (c) The Board of Directors of the Corporation may elect to exercise the Repurchase Option by delivering written notice (the "Repurchase Notice") to the holder or holders of such stock within forty-five (45) days after the date of the Repurchase Termination. The Repurchase Notice will set forth the number of shares of the Executive Stock to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.

                  (d) The closing of the purchase of the Executive Stock pursuant to the Repurchase Option shall take place on the date designated by the Corporation in the Repurchase Notice, which date shall not be more than forty-five (45) days nor less than two (2) business days after the delivery of the Repurchase Notice. The Corporation shall pay for the Executive Stock to be purchased pursuant to the Repurchase Option by delivery of (i) a check or wire transfer of funds, (ii) a subordinated note or notes payable prior to the first anniversary of the closing of such purchase and bearing interest at a rate per annum equal to the prime rate of interest as announced by Citibank, N.A., or
(iii) both (i) and (ii), in the aggregate amount of the purchase price for such shares; provided that the Corporation shall use reasonable efforts to make all such repurchases with a check or wire transfer of funds unless prohibited by law or by its lenders (in writing). Any notes issued by the Corporation pursuant to this Paragraph 16(d) shall be subject to any restrictive covenants to which the Corporation is subject at the time of such purchase. The Corporation shall be entitled to receive customary representations and warranties as to title from the sellers regarding such sale and to require all sellers' signatures be guaranteed. The Corporation may elect to assign its right to purchase to the stockholders of the Corporation (which rights to purchase shall be distributed pro rata to all stockholders (other than the Executive), based upon the number of votes held by such stockholders). In the event the Corporation elects to assign its rights to the other stockholders of the Corporation (other than the Executive) such other stockholders shall have the same right as the Corporation to purchase stock pursuant to the Repurchase Notice.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Executive Stock by the Corporation hereunder shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Corporation' and its direct and indirect subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of the Executive Stock hereunder which the Corporation is otherwise entitled or required to make, the Corporation may make such repurchases as soon as it is



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permitted to do so under such restrictions, but in any event within 180 days of the Repurchase Termination.

                  (f) Notwithstanding anything to the contrary contained in this Agreement, the Corporation's right to repurchase the Executive Stock shall terminate upon the consummation of a Qualified Public Offering.

         16. ENTIRE AGREEMENT; MODIFICATION.

                  (a) This Agreement contains the entire agreement of the Corporation and Executive, and the Corporation and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof.

                  (b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

         17. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

         18. TERMINATION. All of the provisions of this Agreement shall terminate after the expiration of the Term of this Agreement, except that (i) Paragraphs 10 and 11 shall only terminate upon the expiration of the Confidentiality Period (ii) Paragraph 12 (except as set forth in the last sentence thereof) shall only terminate upon the expiration of the Noncompete Period and (iii) Paragraph 16 shall only terminate upon a Qualified Public Offering.

         19. MISCELLANEOUS.

                  (a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

                  (b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

                  (c) All written notices required in this Agreement shall be sent postage prepaid by certified or registered mail, return receipt requested or by overnight delivery service against receipt or by overnight delivery service against receipt.



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                  (e) In the event any one or more of the provisions of this
Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

                  (f) The prevailing party in any litigation brought to enforce the provisions contained in this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorneys' fees and expenses incurred in connection with such litigation.

                  (g) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                           IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date first written above.




WITNESSES:                              CORPORATION:
                                        ORIUS CORP.



                                        By:
-----------------------------------        ------------------------------------
                                           Name:
                                           Title:



                                        EMPLOYEE:



-----------------------------------     ---------------------------------------
                                        William J. Mercurio

                                        Address:
                                        12268 Channel Drive
                                        North Palm Beach, Florida 33408





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